Exhibit 99.4

Computation of Ratio of Earnings to Fixed Charges

PEPCO HOLDINGS, INC. (CONSOLIDATED)

	For the Year Ended December 31,
	2009	2008	2007	2006	2005
	(millions of dollars)
Income from continuing operations before extraordinary item (a)	$221	$187	$254	$205	$323

Income tax expense (b)	104	90	141	133	227

Fixed charges:
Interest on long-term debt, amortization of discount, premium and expense	348	311	315	307	312
Other interest	23	24	25	19	20
Preferred dividend requirements of subsidiaries	—	—	—	1	3

Total fixed charges	371	335	340	327	335

Nonutility capitalized interest	—	(1)	—	(1)	—

Income before extraordinary item, income tax expense, fixed charges and capitalized interest	$696	$611	$735	$664	$885

Total fixed charges, shown above	371	335	340	327	335
Increase preferred stock dividend requirements of subsidiaries to a pre-tax amount	—	—	—	1	2

Fixed charges for ratio computation	$371	$335	$340	$328	$337

Ratio of earnings to fixed charges and preferred dividends	1.88	1.82	2.16	2.02	2.63

(a)	Excludes income/losses on equity investments.
(b)	Concurrent with the adoption of FIN 48 in 2007, amount includes interest on uncertain tax positions.